Exhibit 11
                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 29, 1996
                (in millions, except per share data)
                                                         Years Ended
                                              ----------------------------------
                                              December     December     December
PRIMARY                                       29, 1996     31, 1995     25, 1994

Net income (loss)                              $157.3       $126.4       $(13.0)

Less preferred stock dividend
   requirements (b)                             (58.5)       (58.5)       (45.8)

Net income (loss), as adjusted for
   the primary calculation                      $98.8        $67.9       $(58.8)

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                        85.4         83.0         81.7

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                     2.3          3.7

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                        (1.7)        (2.6)

                                                 86.0         84.1         81.7

Primary income (loss) per share                 $1.15         $.81        $(.72)

(a) See Note 1 of Notes to Consolidated Financial Statements in the 1996 Annual Report.

(b) See Note 13 of Notes to Consolidated Financial Statements in the 1996 Annual Report.

                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 29, 1996
                (in millions, except per share data)

                                                         Years Ended
                                              ----------------------------------
                                              December     December     December
FULLY DILUTED                                 29, 1996     31, 1995     25, 1994

Net income (loss)                              $157.3       $126.4       $(13.0)

Less preferred stock dividend
   requirements (b)                             (58.5)       (58.5)       (45.8)


Net income (loss), as adjusted for
   the fully diluted calculation                $98.8        $67.9       $(58.8)

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                        85.4         83.0         81.7

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                     3.4         3.8

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                        (2.3)       (2.7)

                                                 86.5        84.1          81.7

Fully diluted income (loss) per share           $1.14        $.81         $(.72)

(a) See Note 1 of Notes to Consolidated Financial Statements in the 1996 Annual Report.

(b) See Note 13 of Notes to Consolidated Financial Statements in the 1996 Annual Report.